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                                                                   EXHIBIT 10.21





Mr. Georges Antoun
2716 Sylvan Way
McKinney
TX 75070

Dear Georges:


     It was a pleasure meeting you today. I believe you will be a great addition to the Redback team.

     We would like to offer you the position of Sr VP of Business Development, reporting to the CEO. Your starting salary will be $300K and you will be eligible for a $300K bonus. For this year the bonus is guaranteed and will be prorated i.e. assuming you start on September 4 you will receive a bonus based on the number of days between September 4 and December 31. For subsequent years your bonus will based on achieving goals set for you by the CEO.

     In addition you will receive a $250K sign on bonus. If you should leave the company within one year you will have to repay a portion of this bonus. This will be an after tax reimbursement and will be computed based on the amount of time you have spent with the company. In other words if you leave at the end of nine months, 25% of the $250K should go back to the company, we will compute the amount on an after tax (50%) basis.

     We will also offer you an option for 1,000,000 shares of Redback common stock, subject to our normal option agreement: 1 year cliff, 4 year vesting, and the approval of the Board of Directors. The unvested shares will vest fully if there is a change of control and your responsibilities are diminished. The option will be priced on your first day of work at Redback.

     I hope you will accept this offer, please sign and fax a copy of this letter at 650-325-7288.


     Very truly yours,           Read and accepted
     Pierre R. Lamond            Georges Anton
     Chairman of the Board

     /s/ Pierre R. Lamond        /s/ Georges Anton


                                 Date: